                                                                     Exhibit 12

                         Trump Casino Holdings, LLC
                   Computation of Earnings to Fixed Charges
                            (Dollars in Thousands)

                                                           Year ended December 31,
                                               ------------------------------------------------
                                                 1998      1999      2000      2001      2002
                                               --------  --------  --------  --------  --------
Earnings
   Pre-tax income (loss) from operations...... $(30,809) $(28,095) $(30,022) $(19,097) $(12,017)
   Fixed Charges..............................   62,509    62,182    63,465    66,771    72,400
                                               --------  --------  --------  --------  --------
       Total earnings available for fixed
         charges.............................. $ 31,700  $ 34,087  $ 33,443  $ 47,674  $ 60,383
                                               ========  ========  ========  ========  ========
Fixed Charges
   Interest expense .......................... $ 61,305  $ 61,225  $ 62,450  $ 65,685  $ 70,728
   Interest component of operating leases.....    1,204       957     1,015     1,086     1,672
                                               --------  --------  --------  --------  --------
       Total fixed charges.................... $ 62,509  $ 62,182  $ 63,465  $ 66,771  $ 72,400
                                               ========  ========  ========  ========  ========


Earnings were insufficient to cover fixed charges by $30,809, $28,095, $30,022, $19,097, and $12,017 for the years ended December 31, 1998, 1999, 2000, 2001, and 2002, respectively.

For purposes of this ratio, earnings consist of income (loss) before income taxes and losses from 50 percent owned joint venture as Company does not service or guarantee any debt of Buffington Harbor Riverboats LLC. Fixed charges include interest expenses plus the portion of rent expense under operating leases deemed by us to be representative of the interest factor.